Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
February 19, 2015

Thank you, Gail and good morning everyone.

Before we provide comments about the quarter and our outlook, Theis Rice, our Senior Vice President and Chief Legal Officer, will provide an update on our Highway Products litigation matter. This is the first time that Trinity has been involved in litigation that has drawn such media attention, and we thought it would helpful for Theis to provide an update on the call this morning. We continue to believe Trinity will be ultimately be successful in our legal defense. We are confident the ET Plus System is in compliance with the controlling regulatory requirements. I’ll now turn it over to Theis.

Theis Rice Provides Update

Thank you Theis -I’ll now provide my comments pertaining to our earnings conference call.

I am very pleased with Trinity’s financial performance during 2014. In 2014, Trinity established a significantly higher earnings level. We utilized the strengths of our integrated business model to achieve this record level of financial results. We established record annual revenues, net income and EPS in 2014. Trinity’s net income increased from $375 million in 2013 to $678 million in 2014, an 80% increase. This was a major accomplishment on the part of our whole company.

I continue to be impressed with how our people drive operating leverage efficiencies to the bottom line. Our businesses are creating value by leveraging their combined expertise, competencies, and manufacturing capacity to produce quality products for a broad range of industrial markets. In addition I was impressed with the transactions we completed and the impact they had on our earnings. During the year, we also made significant progress in the business development area and I am optimistic about our growth opportunities in 2015.

Our Rail Group generated strong financial results, reporting record revenues and operating profit during the 4th quarter and full year. I remain impressed with this group’s ability to continually increase production levels through manufacturing conversions, line changeovers, and additional efficiencies. These efforts significantly enhanced the Company’s profitability. I expect this level of effort and performance will continue as we progress through 2015.

Our railcar leasing company delivered another quarter and full year of solid results. A portion of our earnings increase and cash flow contribution in 2014 was due to the level of railcar sales generated by our leasing business. Transactional activities play a key role in our leasing business model, and we expect these activities to continue.

I am pleased with our Inland Barge Group’s ability to shift production as market demand changes. During the past two years, this group has greatly enhanced its manufacturing flexibility by shifting portions of its manufacturing capacity to meet customers’ needs. This has been a major accomplishment.

The 4th quarter financial performance of our Energy Equipment Group continued to show improvement year-over-year. Our Construction Products Group was not profitable during the 4th quarter as a result of the challenges associated with our highway products litigation, and the usual seasonal slowdown. However, their operating profit did increase 24% for the entire year.

The topside of our earnings guidance for 2015 reflects our goal of generating higher earnings in 2015 than the record level we achieved in 2014. When you consider the rapid pace of change occurring in the economy today and the fact that we established a substantially higher earnings platform in 2014, I believe we have an aggressive financial goal for 2015. In developing our earnings outlook for 2015, we took into account the positive momentum we have been experiencing within our company, as well as the uncertainties associated with the volatile price of oil and its potential impact on our businesses. It is early in the year, and we will continue to closely monitor business conditions.

Trinity’s financial and operational health remains solid. The Company has a good backlog of orders in our primary businesses which provide visibility for planning production activities during 2015. Our backlogs contain firm orders and some of these orders are associated with capital projects that are in process and long-term in nature. The diversity and size of our backlogs along with our proven ability to execute give us confidence Trinity can navigate both the tailwinds and headwinds our businesses are currently experiencing.

We are diligently working to build upon the strong earnings platform we have established. To be a premier diversified industrial company, we recognize the importance of sustainable earnings growth. Our company is driven by sustainable progress, and we are constantly striving to reach new levels of achievement.

I’ll now turn it over to Bill for his comments.